EXHIBIT 3

Schedule A

This Schedule sets forth information with respect to each purchase and sale of Common Shares which were effectuated by Saba Capital within the past sixty days prior to 2/17/26, the date of the event which required filing of this Schedule 13D/A.  All transactions were effectuated in the open market through a broker.

Trade Date	Buy/Sell	Shares	Price
12/22/2025	Buy	19,190	7.66
12/24/2025	Buy	24,810	7.71
12/26/2025	Buy	12,486	7.72
1/2/2026	Buy	43,514	7.70
1/7/2026	Sell	6	7.89
1/21/2026	Sell	7,084	7.98
1/23/2026	Sell	500	8.07
1/30/2026	Sell	1,305	8.23
2/2/2026	Sell	32,678	8.19
2/12/2026	Sell	58,532	8.25
2/17/2026	Sell	19,611	8.25